Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG SECOND QUARTER
FISCAL 2012 FINANCIAL RESULTS

Organic Sales Growth of 9%, Adjusted EBITDA Growth of 47%
and EPS Growth of 200% Over Prior Year
$8.6 Million of Cash Flows From Operating Activities--$16.5 Million for Trailing 4 Quarters
Company Announces $10.0 Million Common Stock Repurchase Plan

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a content and intellectual property company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal second quarter ended February 25, 2012.

The Company reported strong financial results for the second quarter of fiscal 2012, with revenues of $38.6 million, an increase of $3.1 million, or 9%, over the same period of the prior year.  Adjusted EBITDA for the quarter rose 47% to $5.3 million, compared with $3.6 million in the second quarter of fiscal 2011.  For the trailing 4 quarters, Adjusted EBITDA totaled $23.5 million, up $5.3 million, or 29%, compared with the same period of fiscal 2011.  With the significant flow-through of revenue to Adjusted EBITDA, the Company’s Adjusted EBITDA margin (Adjusted EBITDA as a percent of sales) increased to 13.8% in the second quarter of fiscal 2012 compared with 10.2% in the prior year.  Increased sales and improved operating margins combined to increase net income for the quarter to $1.2 million ($.06 per diluted share) compared with $0.3 million ($.02 per diluted share) in the second quarter of fiscal 2011.  Cash flows from operating activities were $8.6 million for the quarter and $16.5 million for the trailing 4 quarters, allowing the Company to fully repay amounts outstanding under its revolving credit facility and increase its cash balance to $8.2 million at February 25, 2012.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey, commented, “The strength of our business continues to be driven by the significant positive impact our offerings have on our client organizations and the individuals who work within them.  Reflecting this impact, our revenue per client across our more than 3,000 client organizations increased 7% over the last four quarters.  We are very pleased that we have been able to translate the increasing demand for our offerings into continued strong growth in revenue, Adjusted EBITDA, cash flow, and EPS during the second quarter of fiscal 2012, for the year-to-date, and over the past several years.  We expect continued strong growth in revenue, profitability, and cash flows from operations in fiscal 2012 and beyond.”

Second Quarter Financial Results

The Company’s consolidated sales increased to $38.6 million in the second quarter of fiscal 2012 compared with $35.5 million in the same quarter of fiscal 2011.  Sales increased through all of the Company’s primary delivery channels when compared with the prior year.  Excluding the impact of anticipated sales declines from contracts with a governmental agency, sales through the Company’s U.S./Canada direct offices increased 4% over fiscal 2011.  Sales in the Company’s international direct offices increased primarily due to a $0.9 million improvement in sales in Japan, and many of the Company’s international licensee partners also recognized stronger sales during the quarter, resulting in a 14% increase in royalty revenues.  The Company’s National Account practices reported a 34% increase in revenues, led by a $0.8 million improvement in the Sales Performance practice and a $0.7 million increase in revenues from the Education practice.  Self-funded marketing revenues, which include public programs, book and audio sales and royalties, and delivered speeches, increased by $0.1 million primarily on the strength of royalties related to new books.

Gross profit increased to $25.0 million compared with $23.1 million primarily due to increased consolidated sales.  The Company’s gross margin declined slightly to 64.7% of sales compared to 65.1% of sales in the prior year.

Selling, general and administrative expenses (SG&A) increased by $0.8 million primarily due to a $1.0 million increase in associate costs primarily resulting from increased commissions and bonuses on improved sales compared to the prior year and a $0.6 million increase in non-cash share-based compensation costs.  These increases were partially offset by a $0.4 million reimbursement of previously expensed legal fees associated with the settlement of litigation during the quarter and by reduced rent and utility costs.  Depreciation increased by $0.1 million primarily due to newly acquired capital assets and amortization expense declined by $0.3 million compared to the prior year primarily due to the full amortization of certain intangible assets.

Adjusted EBITDA increased 47% to $5.3 million for the quarter.  Net income reflected increased sales and improved operating margins and rose to $1.2 million compared with $0.3 million in fiscal 2011.  The Company’s net income benefited from improved pretax income and a significant decrease in the effective tax rate from 64% in fiscal 2011 to 46% in fiscal 2012, primarily due to the recognition of foreign tax credits during fiscal 2012.  However, due to the utilization of net operating loss carryforwards, the Company’s cash paid for taxes remains significant less than its effective tax rate.

Second Quarter Financial Highlights
•	Sales grew in all of the Company’s primary delivery channels.
•	Gross profit increased 8% to $25.0 million.
•	Adjusted EBITDA increased 47% to $5.3 million, compared with $3.6 million in the prior year.
•	Adjusted EBITDA/Sales percentage increased to 13.8% from 10.2% last year.
•	Net income increased to $1.2 million compared with $0.3 million in the second quarter of fiscal 2011.
•	EPS grew by 200%, to $.06 per diluted share, from $.02 per diluted share in the second quarter of fiscal 2011.
•	Cash and cash equivalents totaled $8.2 million at February 25, 2012 with no borrowings on the revolving line of credit.

Fiscal 2012 Year-to-Date Financial Results

Consolidated sales for the two quarters ended February 25, 2012 increased $3.3 million to $78.2 million compared with $74.9 million in fiscal 2011.  Sales increased over the prior year despite the impact of expected sales declines from government services contracts that totaled $4.4 million for the first two quarters of fiscal 2012.  Excluding the impact of decreased government services sales, U.S./Canada direct office sales increased by 8% compared with the prior year.  Sales increased at all of the Company’s other primary delivery channels for the two quarters ended February 25, 2012.  Increased sales led to an increase in gross profit to $51.5 million compared with $48.2 million in fiscal 2011.  Consolidated gross margin increased to 65.9% of sales compared with 64.3% of sales in fiscal 2011, primarily due to increased international licensee royalties and book royalties received primarily in the first quarter on new publications.  The Company’s SG&A expenses increased $2.4 million primarily due to increased associate costs and non-cash share-based compensation costs.  Amortization expense decreased $0.6 million due to the full amortization of certain intangible assets in the fourth quarter of fiscal 2011.

Adjusted EBITDA increased to $11.7 million, or 26%, compared with $9.3 million in fiscal 2011.  Net income for the two quarters ended February 25, 2012 totaled $2.8 million ($.16 per diluted share) compared with $1.1 million ($.06 per diluted share) on the strength of improved pretax income and a lower effective income tax rate.

Cash flows from operating activities for the two quarters ended February 25, 2012 increased to $9.2 million compared with $8.3 million in the first two quarters of fiscal 2011.

At February 25, 2012, the Company had $8.2 million in cash and cash equivalents, compared with $3.0 million at August 31, 2011.  Net working capital increased to $22.2 million at February 25, 2012 compared with $16.7 million on August 31, 2011 and the Company had a zero balance on its revolving line of credit facility at February 25, 2012.

Common Share Repurchase Plan

On March 26, 2012, the Company’s Board of Directors approved a plan to purchase up to $10.0 million of the Company’s outstanding common stock.  The Company intends to use available cash exceeding $10.0 million to make the purchases.  All previously existing common stock repurchase plans were canceled and the new common share repurchase plan does not have an expiration date.

Revolving Line of Credit Renewal

On March 15, 2012, the Company renewed its revolving line of credit agreement with its existing lender.  The revolving line of credit facility now expires on March 31, 2013 and provides $10.0 million of cash that may be used for general corporate purposes.

Fiscal 2012 Outlook

Based on its strong first-half fiscal 2012 performance, the Company now expects Adjusted EBITDA for fiscal 2012 to be toward the higher end of its previously provided guidance range of $24 million to $26 million.

Earnings Conference Call

On Thursday, March 29, 2012, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended February 25, 2012.  Interested persons may participate by dialing 866-277-1182 (International participants may dial 617-597-5359), access code: 24548583.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=4737970.  A replay will be available from March 29 (7:00 pm ET) through April 5, 2012 by dialing 888-286-8010 (International participants may dial 617-801-6888), access code: 35577086.  The webcast will remain accessible through April 5, 2012 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2012; goals relating to the growth of the Company; and potential common share purchases.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact:	Media Contact:
Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended		Two Quarters Ended
	February 25,	February 26,	February 25,	February 26,
	2012	2011	2012	2011
	(unaudited)

Net sales	$38,627	$35,478	$78,167	$74,895

Cost of sales	13,646	12,367	26,644	26,708
Gross profit	24,981	23,111	51,523	48,187

Selling, general, and administrative	20,714	19,915	42,087	39,704
Depreciation	860	788	1,694	1,698
Amortization	626	920	1,256	1,850
Income from operations	2,781	1,488	6,486	4,935

Interest expense, net	(622)	(636)	(1,253)	(1,340)
Income before income taxes	2,159	852	5,233	3,595

Income tax provision	(997)	(547)	(2,409)	(2,494)
Net income	$1,162	$305	$2,824	$1,101

Net income per common share:
Basic	$0.07	$0.02	$0.16	$0.06
Diluted	0.06	0.02	0.16	0.06

Weighted average common shares:
Basic	17,764	16,990	17,748	17,011
Diluted	18,287	17,379	18,142	17,247

Other data:
Adjusted EBITDA(1)	$5,321	$3,623	$11,681	$9,291

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)

	Quarter Ended		Two Quarters Ended
	February 25,	February 26,	February 25,	February 26,
	2012	2011	2012	2011
Reconciliation of net income to Adjusted EBITDA:	(unaudited)		(unaudited)
Net Income	$1,162	$305	$2,824	$1,101
Adjustments:
Interest expense, net	622	636	1,253	1,340
Income tax provision	997	547	2,409	2,494
Amortization	626	920	1,256	1,850
Depreciation	860	788	1,694	1,698
Share-based compensation	1,054	427	2,245	808

Adjusted EBITDA	$5,321	$3,623	$11,681	$9,291

Adjusted EBITDA margin	13.8%	10.2%	14.9%	12.4%

FRANKLIN COVEY CO.

Additional Sales Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 25,	February 26,	February 25,	February 26,
	2012	2011	2012	2011
Sales Detail by Category:
Training and consulting services	$35,606	$33,337	$71,988	$70,893
Products	2,303	1,543	4,766	2,819
Leasing	718	598	1,413	1,183

Total	$38,627	$35,478	$78,167	$74,895

Sales Detail by Region/Type:
U.S./Canada direct	$19,107	$19,024	$37,505	$40,109
International direct	7,507	6,605	15,081	14,104
Licensees	3,291	2,899	7,212	6,092
National account practices	5,801	4,338	11,280	8,763
Self-funded marketing	1,812	1,759	4,739	3,926
Other	1,109	853	2,350	1,901

Total	$38,627	$35,478	$78,167	$74,895